AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 23rd day for February, 2016, to the Fund Accounting Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit K, the Bramshill Income Performance Fund Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Christopher E. Kashmerick	By: /s/ Michael R. McVoy

Name: Christopher E. Kashmerick	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit K to the Trust for Advised Portfolios Fund Accounting Servicing Agreement

Name of Series
Bramshill Income Performance Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at February, 2016

Annual Fee Based Upon Average Net Assets Per Fund*
__ basis points on the first __
__ basis points on the next __
__ basis points on the balance
Minimum annual fee:  __per fund

▪	Additional fee of __for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪	Additional fee of __per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services
▪	__- Domestic Equities, Options, ADRs, Foreign Equities
▪	__- Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪	__- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	__- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	__- Bank Loans
▪	__- Swaptions
▪	__- Credit Default Swaps
▪	__per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the Complex Level)
▪	__per security on the First 100 Securities
▪	__per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	__per Foreign Equity Security per Month
▪	__per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	__per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	__for the first fund (subject to Board approval)
▪	__for each additional fund (subject to change based on Board review and approval)
▪	__per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	__ per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Exhibit K (continued) to the Trust for Advised Portfolios Fund Accounting Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at February, 2016

Out-Of-Pocket Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Exhibit K

Bramshill Investments, LLC

By: /s/ Stephen Selver

Printed Name and Title: Stephen Selver, Chief Executive Officer	Date: 2/23/2016